EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in these Registration Statements on Form S-8 (333-234401 and 333-234402), of Provident Bancorp, Inc. of our report dated March 13, 2020, with respect to the consolidated financial statements of Provident Bancorp, Inc., which appears in this Annual Report on Form 10-K.
/s/ Whittlesey PC

Hartford, Connecticut
March 13, 2020